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                                                                    EXHIBIT 99.1


eVENTURES GROUP COMPLETES ACQUISITION OF MINORITY INTEREST IN e.VOLVE TECHNOLOGY GROUP, INC

DALLAS, Texas--(BUSINESS WIRE)--Oct. 20, 1999--eVentures Group (OTC BB:EVNT), an Internet venture holding company, today announced the completion of its corporate reorganization through the acquisition of the remaining one third of e.Volve Technology Group, Inc.

The acquisition was accomplished through the issuance of eVentures stock on terms substantially similar to those used in the September 22 reorganization.

Stuart Chasanoff, Vice President-Business Development of eVentures, stated, "This acquisition completes our initial series of transactions designed to position eVentures' communications business as a leading provider of next-generation networked communications services. We are now free to focus on acquiring and investing in companies that fit our strategy of becoming the leader in exploiting so-called `convergence' technologies."

eVentures Group is an Internet venture holding company focused on next-generation Internet communications and business-to-business communications enterprises. The Company invests in all aspects of Internet communications including telephony, Internet protocol networks, communications portals, internet data storage, hosting and ASP companies.

e.Volve is an emerging facilities-based communications company building an international IP and ATM network capable of compressing

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voice, video and data transmissions at rates up to eight times greater than more conventional methods.

eVolve's technology focuses on the convergence of the transmission of voice, video and data over the public Internet and private Intranets. eVolve's customers include Qwest Communications International Inc. (Nasdaq: QWST), RSL Communications, Ltd. (Nasdaq: RSLC) and STAR Telecommunications, Inc. (Nasdaq:
STRX).

This press release includes statements regarding eVentures' business strategy, plans and objectives which are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.

Although eVentures believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be. Numerous factors, including those set forth in our Form 8-K filed with the Securities and Exchange Commission on October 7, 1999, could cause actual results to differ materially from eVentures' expectations.


     CONTACT:  eVentures Group, Inc.
               Barrett Wissman, CEO, 214/720-1653
                or
               Carl Thompson Associates
               Sheila Whitman, Account Supervisor
                or
               Kevin Campbell, Account Executive
               800/959-9677